Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDALIST DIVERSIFIED REIT CORRECTS ANNOUNCEMENT OF DECEMBER CASH DIVIDEND

Richmond, VA – February 6, 2019 – Medalist Diversified REIT, Inc. (NASDAQ: MDRR) (the “Company” or “Medalist”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Southeast region of the U.S., is correcting the description of the dividend announced in its press release dated December 4, 2018. The Company’s cash dividend payable to stockholders of record as of December 12, 2018, previously referred to as a one-time cash dividend, is a quarterly cash dividend on the Company’s common stock in the amount of $0.175 per share, which is in line with the Company’s prior quarterly cash dividend of $0.175 per share issued on July 20, 2018.

About Medalist Diversified REIT

Medalist Diversified REIT Inc. is a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Southeast region of the U.S. The Company’s strategy is to focus on value-add and opportunistic commercial real estate which is expected to provide an attractive balance of risk and returns. The company uses a diverse approach and focuses on four property types Flex/Industrial, Multifamily, Neighborhood Shopping Centers and Limited Service Hotels. Medalist utilizes a rigorous and consistent process for sourcing and conducting due diligence of acquisitions. The Company seeks to maximize operating performance of current properties by utilizing a hands-on approach to asset management while monitoring market for acquisition opportunities and disposal of properties as considered appropriate. For more information on Medalist, please visit the Company website at https://www.medalistreit.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’ s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in the Company’s Prospectus filed by the Company pursuant to Rule 424(b)(4) with the U.S. Securities and Exchange Commission (the “SEC”) on November 28, 2018, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Investor Relations Contact: The Equity Group
Jeremy Hellman, Senior Associate (212) 836-9626 / jhellman@equityny.com	Terry Downs, Senior Associate (212) 836-9615 / tdowns@equityny.com